Exhibit 99.1

NEWS

FOR RELEASE: 8:00 AM CT, Tuesday, August 2, 2005

CHARTER REPORTS SECOND QUARTER 2005
FINANCIAL AND OPERATING RESULTS

St. Louis, MO - Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the "Company" or "Charter") today reported financial and operating results for the three and six months ended June 30, 2005. The Company also provided its year to date results compared to pro forma results for the same 2004 period reflecting the sales of certain cable systems in March and April 2004 as if these sales occurred on January 1, 2004. (See the Addendum of this news release for further details on pro forma information.)

Overview

"Our focus on disciplined operational improvement is gaining traction, and beginning to show positive results," said Charter Interim President and CEO Robert May. "While customer additions were impacted by competition in certain markets and seasonality characteristic of the second quarter, we are gaining ground in terms of customer retention and additions, a result of our targeted approach to customer growth. We are encouraged by these mid-year results, but realize there is more to be done."

During the second quarter of 2005 Charter:

•	Expanded its segmented approach to selling its products, tailoring marketing messages to various consumer categories;
•	Increased average monthly total revenue per analog video customer 10% and increased high-speed Internet (HSI) revenue per HSI customer 5% compared to the second quarter of 2004;
•
Added a net 5,600 revenue generating units (RGUs), driven by the addition of 43,800 HSI customers and 12,500 telephone customers, offset by the loss of 9,000 digital video customers and 41,700 analog video customers;

•	Continued to invest in new product opportunities including telephone and advanced set-top terminals; and
•	Grew revenues 7% and adjusted EBITDA 4% compared to the second quarter of 2004. (Adjusted EBITDA is defined in the "Use of Non-GAAP Financial Metrics" section of this news release.)

"In the near term, we are focused on improving the value proposition for our customers; developing more sophisticated customer care capabilities; executing growth strategies for new services; managing our operating costs; and identifying opportunities to continue to improve our balance sheet and liquidity," said Mr. May. "And I’m confident we have the personnel, the infrastructure, the products and the services necessary to achieve our goals and objectives."

 Second Quarter Results

Second quarter 2005 revenues were $1.323 billion, an increase of $84 million, or 7%, over second quarter 2004 revenues of $1.239 billion. The increase in revenues was primarily driven by growth in HSI revenues and average revenue per customer.

For the three months ended June 30, 2005, HSI revenues increased $45 million, or 25%, reflecting 310,800 net additional HSI customers since June 30, 2004, as well as a 5% increase in average revenue per HSI customer in the second quarter of 2005 compared to the same 2004 period. Video revenues increased $15 million, or 2%, compared to the second quarter of 2004, primarily due to a 5% increase in average monthly video revenue per analog video customer and an increase in digital customers served, partially offset by the loss of analog video customers during the period. Commercial revenues increased $11 million, or 19%, and advertising sales revenues increased $3 million, or 4%, compared to the year ago quarter. Other revenue increased $10 million, or 12%, for the second quarter of 2005 compared to the second quarter of 2004, primarily due to increased telephone and franchise fee revenue.

Second quarter 2005 operating costs and expenses were $825 million, an increase of $66 million, or 9%, compared to the year ago quarter. The rise in second quarter 2005 operating costs and expenses over 2004 primarily resulted from a $32 million, or 20%, increase in service costs, a $22 million, or 7%, increase in programming costs, and a $17 million, or 8%, increase in general and administrative costs. Increased labor and maintenance costs to support our infrastructure, increased equipment maintenance, an increase in franchise fees as a result of increased revenues and higher fuel prices drove the rise in service costs. Programming costs grew as a result of price increases, particularly in sports programming, partially offset by a decrease in analog video customers and a reduction related to changes in estimates of programming related liabilities resulting from the renewal of programming contracts during the quarter. General and administrative costs increased due to increases in salaries and benefits, property taxes and professional fees, partially offset by a decrease in bad debt expense. These increases were partially offset by a $5 million, or 14%, decrease in marketing costs, as the Company exercised discipline in spending while continuing to develop its segmented marketing approach.

Charter reported income from operations of $110 million for the second quarter of 2005 compared to $15 million for the second quarter of 2004. The increase in income from operations was driven by variances discussed above, as well as a decrease of $89 million in special charges due to litigation costs recorded in the second quarter of 2004 related to the settlement of the securities class action lawsuits.

Net loss applicable to common stock and loss per common share for the second quarter of 2005 were $356 million and $1.18, respectively. For the second quarter of 2004, Charter reported net loss applicable to common stock and loss per common share of $416 million and $1.39, respectively. The $60 million decrease in net loss applicable to common stock for the second quarter of 2005 compared to the same year ago period is primarily the result of changes in revenues and expenses discussed above, as well as gains on equity investments and extinguishment of debt. These increases were partially offset by increased interest expense and a small net loss on derivative instruments and hedging activities, compared to the net gain recorded for the second quarter of 2004.

Year to Date Results

Revenues for the six months ended June 30, 2005 were $2.594 billion, an increase of $170 million, or 7%, over pro forma revenues for the same 2004 period of $2.424 billion. For the six months ended June 30, 2005 operating costs and expenses were $1.621 billion, an increase of $127 million, or 9%, compared to the same pro forma year ago period. Service costs increased $56 million, or 18%, programming costs increased $55 million, or 8%, and general and administrative costs increased $15 million, or 4%, compared to the pro forma year ago period.

Charter reported income from operations of $161 million for the six months ended June 30, 2005 compared to $78 million for the same pro forma 2004 period. The increase in income from operations was driven by variances discussed above, as well as a decrease of $95 million in special charges primarily due to litigation costs recorded in the second quarter of 2004 related to the settlement of the securities class action lawsuits, partially offset by $39 million of impairment charges recorded during the first six months of 2005 and the $104 million gain on sale of assets primarily related to assets sales occurring in March and April 2004.

Net loss applicable to common stock and loss per common share for the six months ended June 30, 2005 were $709 million and $2.34, respectively. For the six months ended June 30, 2004, Charter reported pro forma net loss applicable to common stock and loss per common share of $804 million and $2.71, respectively.

Liquidity

Adjusted EBITDA totaled $498 million for the three months ended June 30, 2005, an increase of $18 million, or 4%, compared to the year ago period. Adjusted EBITDA for the six months ended June 30, 2005 was $973 million, an increase of 5% compared to pro forma adjusted EBITDA of $930 million for the six months ended June 30, 2004.

Net cash flows from operating activities for the six months ended June 30, 2005 were $181 million, compared to $168 million for the year ago period.

Expenditures for property, plant and equipment for the second quarter of 2005 were $331 million, compared to second quarter 2004 expenditures of $200 million. For the six months ended June 30, 2005 expenditures for property, plant and equipment were $542 million, while expenditures for the same 2004 period totaled $390 million. The increases were primarily driven by spending on scalable infrastructure related to telephone, video on demand and digital simulcast; support capital related to our investment in infrastructure and service improvements; and customer premise equipment primarily related to the continued demand for advanced digital set-tops.

Un-levered free cash flow for the second quarter of 2005 was $167 million compared to second quarter 2004 un-levered free cash flow of $280 million. For the six months ended June 30, 2005, un-levered free cash flow was $431 million, compared to $553 million for the year ago period. The increases in 2005 capital expenditures more than offset adjusted EBITDA growth, resulting in lower un-levered free cash flow during the 2005 periods.

Charter reported negative free cash flow of $219 million for the second quarter of 2005 compared to $60 million for the second quarter of 2004. Negative free cash flow for the six months ended June 30, 2005 was $326 million, compared to $87 million for the same 2004 period. Higher capital expenditures and interest on cash-pay obligations contributed to the increase in negative free cash flow.

As of June 30, 2005, Charter had $19.2 billion of outstanding indebtedness and $40 million of cash on hand. Net availability of funds under the Charter Communications Operating, LLC ("Charter Operating") credit facility was approximately $870 million. The Company believes cash on hand at June 30, 2005, cash flows from operating activities and the amounts available under its credit facilities will be sufficient to meet cash needs throughout 2005.

Operating Statistics

As of June 30, 2005, Charter served approximately 10,718,700 RGUs, a net increase of 5,600 RGUs during the second quarter. Seasonality impacted customer growth during the quarter resulting in a net gain of 43,800 residential HSI customers during the quarter, and net losses of 41,700 and 9,000 analog video and digital video customers, respectively. Charter added a net 12,500 telephone customers during the quarter.

As of June 30, 2005, Charter served approximately 5,943,100 analog video, 2,685,600 digital video, 2,022,200 residential high-speed Internet and 67,800 telephone customers.

Financing

As part of the Company’s previously announced ongoing efforts to improve liquidity and extend maturities, in June 2005, Charter Operating issued, in a private placement, approximately $62 million principal amount of new notes with terms identical to Charter Operating’s 8.375% Senior Second Lien Notes due 2014, in exchange for $62 million of Charter Communications Holdings, LLC 8.25% Senior Notes due 2007. During second quarter 2005, Charter also purchased, in private transactions, from a small number of institutional holders, a total of $97 million principal amount of the 4.75% convertible senior notes due 2006, leaving $25 million principal amount outstanding.

In July 2005, the Securities Exchange Commission declared effective the registration on Form S-1 covering both the convertible senior notes due 2009 and the related share lending agreement. On July 29, 2005 Charter completed the first issuance of Class A common stock under the share lending agreement. The Company issued 27.2 million shares of stock at $1.25 per share. Charter may offer up to an additional 122.8 million more in future offerings. Charter will not receive any of the proceeds from the sale of Class A common stock under the share lending agreement.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA, un-levered free cash flow and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, gain/loss on sale of assets, asset impairment charges, and option compensation expense. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by our capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Company management and the Board of Directors to measure our ability to fund operations and our financing obligations. For this reason, it is a significant component of Charter’s annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. The Company believes this is an important measure as it takes into account the period costs associated with capital expenditures used to upgrade, extend and maintain our plant without regard to the Company’s leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and cash special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing our ability to service our debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $33 million and $21 million for the three months ended June 30, 2005 and 2004, respectively, which amounts are added back for the purposes of calculating compliance with leverage covenants. As of June 30, 2005, Charter and its subsidiaries were in compliance with their debt covenants.

Conference Call

The Company will host a Conference Call on Tuesday, August 2, 2005 at 11:00 AM Eastern Time (ET) related to the contents of this release.

The Conference Call will be webcast live via the Company’s website at www.charter.com. Access the webcast by clicking on "About Us" at the top right of the page, then again on "Investor Center." Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at 800-642-1687 or 706-645-9291 beginning two hours after completion of the call through midnight August 9, 2005. The passcode for the replay is 7161574.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™, Charter High-Speed™ Internet service and Charter Telephone™. Charter Business™ provides scalable, tailored and cost-effective broadband communications solutions to organizations of all sizes through business-to-business Internet, data networking, video and music services. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com <<http://www.charter.com>>.

# # #
Contact:

Press:       Analysts:
David Andersen    Mary Jo Moehle
314/543-2213     314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
the availability of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources;

•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•	our ability to repay or refinance debt as it becomes due;
•	our ability to obtain programming at reasonable prices or to pass cost increases on to our customers;
•	general business conditions, economic uncertainty or slowdown; and
•	the effects of governmental regulation, including but not limited to local franchise taxing authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004		2005	2004
	Actual	Actual	% Change	Actual	Actual	% Change

REVENUES:
Video	$861	$846	2%	$1,703	$1,695	-
High-speed Internet	226	181	25%	441	349	26%
Advertising sales	76	73	4%	140	132	6%
Commercial	69	58	19%	134	114	18%
Other	91	81	12%	176	163	8%
Total revenues	1,323	1,239	7%	2,594	2,453	6%

COSTS AND EXPENSES:
Programming	351	329	7%	709	663	7%
Advertising sales	25	25	-	50	48	4%
Service	193	161	20%	369	316	17%
General and administrative	225	208	8%	427	416	3%
Marketing	31	36	(14)%	66	67	(1)%
Operating costs and expenses	825	759	9%	1,621	1,510	7%

Adjusted EBITDA	498	480	4%	973	943	3%

Adjusted EBITDA margin	38%	39%		38%	38%

Depreciation and amortization	378	364		759	734
Asset impairment charges	8	-		39	-
(Gain) loss on sale of assets, net	-	2		4	(104)
Option compensation expense, net	4	12		8	26
Special charges, net	(2)	87		2	97

Income from operations	110	15		161	190

OTHER INCOME AND EXPENSES:
Interest expense, net	(451)	(410)		(871)	(803)
Gain (loss) on derivative instruments and hedging activities, net	(1)	63		26	56
Loss on debt to equity conversions	-	(15)		-	(23)
Gain (loss) on extinguishment of debt	1	(21)		8	(21)
Gain on investments	20	2		21	-
	(431)	(381)		(816)	(791)

Loss before minority interest and income taxes	(321)	(366)		(655)	(601)

Minority interest	(3)	(6)		(6)	(10)

Loss before income taxes	(324)	(372)		(661)	(611)

Income tax expense	(31)	(43)		(46)	(97)

Net loss	(355)	(415)		(707)	(708)

Dividends on preferred stock - redeemable	(1)	(1)		(2)	(2)

Net loss applicable to common stock	$(356)	$(416)		$(709)	$(710)

Loss per common share, basic and diluted	$(1.18)	$(1.39)		$(2.34)	$(2.39)

Weighted average common shares outstanding, basic and diluted	303,620,347	300,522,815		303,465,474	297,814,091

Addendum to Charter Communications, Inc. Second Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Six Months Ended June 30,
	2005	2004
	Actual	Pro Forma (a)	% Change

REVENUES:
Video	$1,703	$1,674	2%
High-speed Internet	441	346	27%
Advertising sales	140	131	7%
Commercial	134	112	20%
Other	176	161	9%
Total revenues	2,594	2,424	7%

COSTS AND EXPENSES:
Programming	709	654	8%
Advertising sales	50	48	4%
Service	369	313	18%
General and administrative	427	412	4%
Marketing	66	67	(1)%
Operating costs and expenses	1,621	1,494	9%

Adjusted EBITDA	973	930	5%

Adjusted EBITDA margin.	38%	38%

Depreciation and amortization	759	728
Asset impairment charges	39	-
Loss on sale of assets, net	4	1
Option compensation expense, net	8	26
Special charges, net	2	97

Income from operations	161	78

OTHER INCOME AND EXPENSES:
Interest expense, net	(871)	(799)
Gain on derivative instruments and hedging activities, net	26	56
Loss on debt to equity conversions	-	(23)
Gain (loss) on extinguishment of debt	8	(21)
Gain on investments	21	-
	(816)	(787)

Loss before minority interest and income taxes	(655)	(709)

Minority interest	(6)	(10)

Loss before income taxes	(661)	(719)

Income tax expense	(46)	(83)

Net loss	(707)	(802)

Dividends on preferred stock - redeemable	(2)	(2)

Net loss applicable to common stock	$(709)	$(804)

Loss per common share, basic and diluted	$(2.34)	$(2.71)

Weighted average common shares outstanding, basic and diluted	303,465,474	297,814,091

(a) Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004 as if it occurred as of January 1, 2004.
Actual revenues exceeded pro forma revenues for the six months ended June 30, 2004 by $29 million. Actual adjusted EBITDA exceeded pro forma adjusted EBITDA by $13 million for the six months ended June 30, 2004. Pro forma net loss exceeded actual net loss by $94 million for the six months ended June 30, 2004. The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future. Adjusted
EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net cash flows from operating activities as defined by GAAP.

Addendum to Charter Communications, Inc. Second Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	June 30,	December 31,
	2005	2004

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$40	$650
Accounts receivable, net of allowance for doubtful accounts	183	190
Prepaid expenses and other current assets	82	82
Total current assets	305	922

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	6,075	6,289
Franchises, net	9,839	9,878
Total investment in cable properties, net	15,914	16,167

OTHER NONCURRENT ASSETS	560	584
Total assets	$16,779	$17,673

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,224	$1,217
Total current liabilities	1,224	1,217

LONG-TERM DEBT	19,247	19,464

DEFERRED MANAGEMENT FEES - RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	682	681

MINORITY INTEREST	659	648

PREFERRED STOCK - REDEEMABLE	55	55

SHAREHOLDERS' DEFICIT	(5,102)	(4,406)
Total liabilities and shareholders' deficit	$16,779	$17,673

Addendum to Charter Communications, Inc. Second Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Six Months Ended June 30,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(707)	$(708)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	6	10
Depreciation and amortization	759	734
Asset impairment charges	39	-
Option compensation expense, net	8	22
Special charges, net	(2)	85
Noncash interest expense.	114	163
(Gain) loss on derivative instruments and hedging activities, net	(26)	(56)
(Gain) loss on sale of assets, net	4	(104)
Loss on debt to equity conversions	-	23
(Gain) loss on extinguishment of debt	(14)	18
Gain on investments	(21)	-
Deferred income taxes	43	95
Changes in operating assets and liabilities, net of effects from dispositions:
Accounts receivable	1	1
Prepaid expenses and other assets	-	3
Accounts payable, accrued expenses and other	(23)	(118)
Net cash flows from operating activities	181	168

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(542)	(390)
Change in accrued expenses related to capital expenditures	45	(52)
Proceeds from sale of assets	8	729
Purchases of investments	(3)	(12)
Proceeds from investments	17	-
Other, net	(2)	(2)
Net cash flows from investing activities	(477)	273

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	635	2,813
Repayments of long-term debt	(946)	(3,160)
Payments for debt issuance costs	(3)	(97)
Net cash flows from financing activities	(314)	(444)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(610)	(3)
CASH AND CASH EQUIVALENTS, beginning of period	650	127
CASH AND CASH EQUIVALENTS, end of period	$40	$124

CASH PAID FOR INTEREST	$744	$609

NONCASH TRANSACTIONS:
Issuance of debt by Charter Communications Operating, LLC	$333	$-
Retirement of Charter Communications Holdings, LLC debt	$(346)	$-
Debt exchanged for Charter Class A common stock	$-	$30

NOTE: Certain 2004 amounts have been reclassified to conform with the 2005 presentation.

Addendum to Charter Communications, Inc. Second Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

	Approximate as of
	June 30,	March 31,	December 31,	June 30,
	2005 (a)	2005 (a)	2004 (a)	2004 (a)

Customer Summary:
Customer Relationships:
Residential (non-bulk) analog video customers (b)	5,683,400	5,732,600	5,739,900	5,892,600
Multi-dwelling (bulk) and commercial unit customers (c)	259,700	252,200	251,600	240,600
Total analog video customers (b) (c)	5,943,100	5,984,800	5,991,500	6,133,200

Non-video customers (b)	248,400	241,700	228,700	176,900
Total customer relationships (d)	6,191,500	6,226,500	6,220,200	6,310,100

Average monthly revenue per analog video customer (e)	$73.94	$70.75	$70.50	$67.02

Bundled customers (f)	1,783,400	1,743,800	1,659,700	1,544,600

Revenue Generating Units:
Analog video customers (b) (c)	5,943,100	5,984,800	5,991,500	6,133,200
Digital video customers (g)	2,685,600	2,694,600	2,674,700	2,650,200
Residential high-speed Internet customers (h)	2,022,200	1,978,400	1,884,400	1,711,400
Telephone customers (i)	67,800	55,300	45,400	31,200
Total revenue generating units (j)	10,718,700	10,713,100	10,596,000	10,526,000

Video Cable Services:
Analog Video:
Estimated homes passed (k)	12,287,500	12,214,900	12,085,900	11,979,300
Analog video customers (b)(c)	5,943,100	5,984,800	5,991,500	6,133,200
Estimated penetration of analog video homes passed (b) (c) (k) (l)	48%	49%	50%	51%
Average monthly analog revenue per analog video customer (m)	$38.51	$37.80	$37.52	$37.27
Analog video customers quarterly net loss (b) (c) (n)	(41,700)	(6,700)	(83,100)	(58,800)

Digital Video:
Estimated digital video homes passed (k)	12,156,300	12,104,600	12,000,500	11,851,600
Digital video customers (g)	2,685,600	2,694,600	2,674,700	2,650,200
Estimated penetration of digital homes passed (g) (k) (l)	22%	22%	22%	22%
Digital penetration of analog video customers (b) (c) (g) (o)	45%	45%	45%	43%
Digital set-top terminals deployed	3,836,600	3,829,200	3,791,600	3,751,900
Average incremental monthly digital revenue per digital video customer (m)	$25.65	$24.58	$23.99	$23.87
Digital video customers quarterly net gain (loss) (g) (n)	(9,000)	19,900	(14,200)	(7,200)

Non-Video Cable Services:
High-Speed Internet Services:
Estimated high-speed Internet homes passed (k)	10,984,100	10,944,700	10,682,800	10,475,100
Residential high-speed Internet customers (h)	2,022,200	1,978,400	1,884,400	1,711,400
Estimated penetration of high-speed Internet homes passed (h) (k) (l)	18%	18%	18%	16%
Average monthly high-speed Internet revenue per high-speed Internet customer (m)	$37.66	$37.11	$36.53	$35.87
Residential high-speed Internet customers quarterly net gain (h) (n)	43,800	94,000	64,500	58,400

Telephone Services:
Telephone customers (i)	67,800	55,300	45,400	31,200
Average monthly telephone revenue per telephone customer (m)	$41.26	$41.34	$41.95	$44.85
Telephone customers quarterly net gain (i) (n)	12,500	9,900	5,200	4,900

See footnotes to unaudited summary of operating statistics on page 6 of this Addendum.

Addendum to Charter Communications, Inc. Second Quarter 2005 Earnings Release

(a) “Customers” include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). At June 30, 2005, March 31, 2005, December 31, 2004 and June 30, 2004, “customers” include approximately 45,100, 43,100, 44,700 and 58,700 persons whose accounts were over 60 days past due in payment, approximately 8,200, 7,000, 5,200 and 6,300 persons whose accounts were over 90 days past due in payment and approximately 4,500, 3,600, 2,300 and 2,000 of which were over 120 days past due in payment, respectively.

(b) “Analog video customers” include all customers who receive video services (including those who also purchase high-speed Internet and telephone services) but excludes approximately 248,400, 241,700, 228,700 and 176,900 customer relationships at June 30, 2005, March 31, 2005, December 31, 2004 and June 30, 2004, respectively, who receive high-speed Internet service only or telephone service only and who are only counted as high-speed Internet customers or telephone customers, and therefore are shown as "non-video" customers.

(c) Included within "video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d) "Customer relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and telephone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

(e) "Average monthly revenue per analog video customer" is calculated as total quarterly revenue divided by three divided by average analog video customers during the respective quarter.

(f) "Bundled customers" include customers receiving a combination of at least two different types of service, including Charter's video service, high-speed Internet service or telephone. "Bundled customers" do not include customers who only subscribe to video service.

(g) “Digital video customers” include all households that have one or more digital set-top terminals. Included in "digital video customers" on June 30, 2005, March 31, 2005, December 31, 2004 and June 30, 2004 are approximately 9,700, 10,000, 10,100 and 11,400 customers, respectively, that receive digital video service directly through satellite transmission.

(h) "High-speed Internet customers” represent those customers who subscribe to our high-speed Internet service. At June 30, 2005, March 31, 2005, December 31, 2004 and June 30, 2004, approximately 1,787,600, 1,749,000, 1,667,000 and 1,543,000 of these high-speed Internet customers, respectively, receive video services from us and are included within our video statistics above.

(i) “Telephone customers” include all households who subscribe to our telephone service.

(j) "Revenue generating units" represent the sum total of all primary analog video, digital video, high-speed Internet and telephone customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed Internet service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k) “Homes passed” represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated. "Homes passed" exclude commercial units passed by our cable distribution network. These estimates are updated for all periods presented when estimates change.

(l) Penetration represents customers as a percentage of homes passed for the service indicated.

(m) "Average monthly revenue" represents quarterly revenue for the service indicated divided by three divided by the average number of customers for the service indicated during the respective quarter.

(n) "Quarterly net gain (loss)" represents the net gain or loss in the respective quarter for the service indicated.

(o) Represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. Second Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	Actual	Actual	Actual	Actual

Adjusted EBITDA (a)	$498	$480	$973	$943
Less: Purchases of property, plant and equipment	(331)	(200)	(542)	(390)

Un-levered free cash flow	167	280	431	553

Less: Interest on cash pay obligations (b)	(386)	(340)	(757)	(640)

Free cash flow	(219)	(60)	(326)	(87)

Purchases of property, plant and equipment	331	200	542	390
Special charges, net	-	(2)	(4)	(12)
Other, net	(3)	(5)	(9)	(9)
Change in operating assets and liabilities	(81)	(80)	(22)	(114)

Net cash flows from operating activities	$28	$53	$181	$168

	Six Months Ended June 30,
	2005	2004
	Actual	Pro Forma

Adjusted EBITDA (a)	$973	$930
Less: Purchases of property, plant and equipment	(542)	(388)

Un-levered free cash flow	431	542

Less: Interest on cash pay obligations (b)	(757)	(636)

Free cash flow	(326)	(94)

Purchases of property, plant and equipment	542	388
Special charges, net	(4)	(12)
Other, net	(9)	(14)
Change in operating assets and liabilities	(22)	(103)

Net cash flows from operating activities	$181	$165

(a) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

(b) Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our consolidated statements of operations.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004, as if it occurred as of January 1, 2004.
Addendum to Charter Communications, Inc. Second Quarter 2005 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Customer premise equipment (a)	$142	$112	$228	$226
Scalable infrastructure (b)	47	14	89	33
Line extensions (c)	48	30	77	53
Upgrade/Rebuild (d)	12	5	22	16
Support capital (e)	82	39	126	62

Total capital expenditures (f)	$331	$200	$542	$390

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f) Represents all capital expenditures made during the three and six months ended June 30, 2005 and 2004, respectively.

Addendum to Charter Communications, Inc. Second Quarter 2005 Earnings Release